Exhibit 10.3

AMENDMENT OF LEASE

This Amendment of Lease (this “Agreement”), dated as of the 1st day of November, 2002, between HUDSON TELEGRAPH ASSOCIATES, L.P., a New York limited partnership, having an address c/o Williams Real Estate Co. Inc., 380 Madison Avenue, New York, New York 10017-2513 (“Owner” or “Landlord”) and COLO PROPERTIES, INC., a Delaware corporation, having an address at 60 Hudson Street, New York, New York 10013 (“Tenant”).

W I T N E S S E T H:

WHEREAS:

A. Landlord and Connectech LLC (Tenant’s predecessor), entered into a lease dated as of June 11, 1997 (as amended to date, the “Existing Lease”) pursuant to which Tenant, as assignee, now leases a portion of the 23rd floor in the building (the “Building”) known as 60 Hudson Street, New York, New York; and

B. Landlord and Tenant wish to amend the Existing Lease to provide for condenser water service to the Premises.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, Landlord and Tenant agree that the Existing Lease is hereby amended as follows:

1. All terms contained in this Agreement shall, for the purposes hereof, have the same meanings ascribed to them in the Existing Lease unless otherwise defined herein. As used herein, the term “Lease” shall mean the Existing Lease as amended by this Agreement and as the same may be hereafter amended.

2. The Existing Lease is hereby amended by adding the following Article 69 thereto, effective as of October 1, 2000:

“69. Condenser Water

(A) Landlord approves, in principle, subject to Tenant’s compliance with all applicable provisions of the Lease, Tenant’s installation of water-cooled supplemental air conditioning systems reasonably acceptable to Landlord (collectively, the “Supplemental System”) located throughout the Premises with a combined capacity of not more than twenty (20) tons. Tenant will retain Alpha Mechanical to construct the Supplemental System and to connect it to the Building’s condenser water riser in accordance with plans approved by Landlord and will pay Alpha Mechanical directly for the cost thereof. There shall be no tap-in charge, but Tenant shall pay to Landlord, upon execution of the contract with Alpha Mechanical, an administrative and supervisory fee equal to five (5%) percent of the amount payable to Alpha Mechanical for its work in connection with the Supplemental System. Subject to all applicable provisions of the Lease (including specifically, but without limitation, Article 27), Landlord agrees to reserve for Tenant’s use the condenser water necessary to operate the Supplemental System.

(B) Beginning on January 1, 2001, Tenant shall pay Landlord a charge in the initial amount of $20,000.00 ($1,000.00 per ton) per annum (“Condenser Water Charge”) for condenser water reserved for Tenant’s use pursuant to Section (A) hereinabove. On January 1, 2001, and on each January 1 thereafter throughout the Term, the Condenser Water Charge will increase by two and           one-half (2 1/2%) percent of the Condenser Water Charge in effect on the immediately preceding day. The Condenser Water Charge shall be paid in twelve (12) equal monthly installments, on the first day of each month during the Term, as additional rent.

(C) Tenant shall, at its expense, make all necessary repairs and perform all necessary maintenance work to maintain the Supplemental System in working order and condition.”

3. The covenants, agreements, terms and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, and, except as otherwise provided in the Lease, their respective assigns.

4. Except as amended by this Agreement, the Existing Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and the Existing Lease, as so amended, is hereby in all respects ratified and confirmed.

5. Tenant covenants, represents and warrants that Tenant has had no dealings or communications with any broker or agent in connection with the consummation of this Agreement other than Williams Real Estate Co. Inc. (the “Broker”) and Tenant covenants and agrees to indemnify Landlord from and against all costs, expenses (including reasonable attorneys’ fees and disbursements) and liability for any commission or other compensation claimed by any broker or agent (other than the Broker) with respect to this Agreement.

6. This Agreement may not be changed orally, but only by a writing signed by the party against whom enforcement thereof is sought.

7. The submission of this Agreement to Tenant shall not constitute an offer by Landlord to execute and exchange this Agreement with Tenant and is made subject to Landlord’s acceptance, execution and delivery thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HUDSON TELEGRAPH ASSOCIATES, L.P.

By:	Sixty Hudson Management LLC, general partner

By:	/s/ Kenneth Carmel
Name:
Manager

COLO PROPERTIES, INC.

By:	/s/ Rory J. Cutaia
Name:
Title: